                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    ________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           AVTEL COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

              UTAH                                             87-0378021
--------------------------------------------------------------------------------
(State or other jurisdiction of incorporation)               (IRS Employer
                                                         Identification Number)

130 CREMONA DRIVE, SUITE C, SANTA BARBARA, CA                   93117
--------------------------------------------------------------------------------
  (Address of Principal Executive Offices)                    (Zip Code)


              AVTEL COMMUNICATIONS, INC. 1997 STOCK INCENTIVE PLAN
--------------------------------------------------------------------------------
                            (Full Title of the Plan)

                             C T CORPORATION SYSTEM
                50 WEST BROADWAY 84, SALT LAKE CITY, UTAH 84101
--------------------------------------------------------------------------------
                    (Name and address of agent for service)

                                 (801) 531-7090
--------------------------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

With a Copy to: RAYMOND P. LE BLANC, ESQ.  (805) 962-0011
                PRICE, POSTEL & PARMA LLP
                200 EAST CARRILLO STREET, SUITE 400
                SANTA BARBARA, CA 93101

                               CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------
TITLE OF SECURITIES                                                    PROPOSED
 TO BE REGISTERED                               PROPOSED               MAXIMUM
 $.001 PAR VALUE            AMOUNT TO       MAXIMUM OFFERING       AGGREGATE OFFERING       AMOUNT OF
  COMMON STOCK            BE REGISTERED    PRICE PER SHARE/(1)/       PRICE/(1)/        REGISTRATION FEE
                           1,500,000           $3.6875                 $5,531,250           $1,676.00
---------------------------------------------------------------------------------------------------------

Notes:
1. If plan interests are being registered, include the following: In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

2. Specific details relating to the fee calculation shall be furnished in notes to the table, including references to provisions of Rule 457 ((S)
     230.457 of this chapter) relied upon, if the basis of the calculation is not otherwise evident from the information presented in the table.

-------------------------------------------------------------------------------
(1) Estimated solely for purposes of determining the registration fee based upon the average between the bid and ask prices of the common stock on the National Association of Securities Dealers OTC Bulletin Board on June 26, 1997

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

          The following documents which have previously been filed by Avtel Communications, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission ("Commission") are hereby incorporated by reference in this Registration Statement:

     (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996;

     (b) The description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 10-SB, as amended through May 23, 1996;

     (c) The Registrant's combined form of Notice of Annual Meeting and Proxy Statement dated December 31, 1996, for the Registrant's Annual Meeting of Shareholders held February 27, 1997;

     (d) The Registrant's Quarterly Reports on Form 10-QSB for the quarters ended December 31, 1996 and March 31, 1997;

     (e) The Registrant's Interim Reports on Forms 8-K dated October 23, 1996 (merger with AvTel Holdings, Inc.), March 6, 1997 (acquisition of WestNet Communications, Inc.), and May 20 1997 (news release regarding intended acquisition of Matrix Telecom, Inc.)

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Copies of these documents will not be filed with this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by a subsequently filed document which also is or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.

ITEM 4.   DESCRIPTION OF SECURITIES

          Not Applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

          Not Applicable.

ITEM 6.   INDEMNIFICATION OF OFFICERS AND DIRECTORS

          Section 16-10a-841 of the Utah Revised Business Corporations Act ("URBCA") permits a corporation, if so provided in its articles of incorporation, its bylaws or in a shareholder resolution, to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages due to any action taken or any failure to take action as a director, except liability for: (a) improper financial benefits receive by a director; (b) intentional inflictions of harm on the corporation or its shareholders; (c) payment of dividends to shareholders making the corporation insolvent; and (d) intentional violations of criminal law. The Registrant's Amended and Restated Articles of Incorporation eliminate the liability of directors of the corporation for monetary damages to the fullest extent permissible under URBCA.

          Under the URBCA, a corporation may indemnify its directors, officers, employees and other agents made party to any proceeding because of their relationship to the corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if that person acted in good faith and in a manner reasonably believed to be in the corporation's best interests, and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The URBCA also permits a corporation to indemnify its directors, officers, employees and other agents in connection with a proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is such an agent of the corporation, against expenses actually and reasonably incurred by such person in connection with the proceeding. The URBCA prohibits the indemnification of an agent in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or in connection with any other proceeding in which the agent is adjudged liable on the basis that the agent derived an improper personal benefit. The Registrant's Amended and Restated Articles of Incorporation and Bylaws permit indemnification of all such persons whom it has the power to indemnify to the fullest extent legally permissible under the URBCA. The URBCA permits a corporation to advance expenses incurred by a director, officer, employee or agent who is a party to a proceeding in advance of final disposition of the proceeding if that person provides (a) a written affirmation of his good faith belief that he acted in good faith, in the corporation's best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful; (b) a written undertaking by or on behalf of that person to repay the advance if it ultimately determined that indemnification by the Company is inappropriate; and (c) the corporation determines under the facts then known that indemnification would not be precluded. The Registrant's Bylaws permit such advances.

          The Bylaws of the Company generally require indemnification of any officer or director of the Company for all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes o penalties and amounts paid in settlement) incurred in any action, suit or proceeding by reason of the fact that he is or was a director of the Company except to the extent that such indemnification would be expressly prohibited under Utah law or the Company's Amended and Restated Articles of Incorporation.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not Applicable.

ITEM 8.   EXHIBITS

          The following exhibits are filed herewith:

          4.1  1997 Stock Incentive Plan/(1)/

          5.1  Opinion of Price, Postel & Parma LLP

          23.1 Consent of Price, Postel & Parma LLP (included in Exhibit 5.1)

          23.2 Consent of Robison, Hill & Co.

          24.1 Power of Attorney of certain officers and directors (included on signature page of Registration Statement)

===============================
(1) Filed as an Exhibit to the Registrant's combined form of Notice of Annual Meeting of Shareholders and Proxy Statement dated December 31, 1996, with the Commission in definitive form on Schedule 14A on or about January 8, 1997.



ITEM  9.  UNDERTAKINGS

          (a) The undersigned Company hereby undertakes:

              (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

                  (i) to include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

              (2) that, for the purpose of determining any liability under the
                  Securities Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Company's Annual Report, pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirement of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on June 29, 1997.

                              AVTEL COMMUNICATIONS, INC.



                              By   /s/ Anthony E. Papa
                                    President and Chief Executive Officer


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Anthony E. Papa as his or her true and lawful attorney-in-fact and agent, and with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective amendments and post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                               Title                       Date

/s/ Anthony E. Papa      President & Chief Executive Officer    July 1, 1997
Anthony E. Papa

/s/ James P. Pisani      Executive Vice President &             July 1, 1997
James P. Pisani          Chief Operating Officer,
                         Chief Financial Officer & Secretary

/s/ Frank Dziuba         Senior Vice President                  July 1, 1997
Frank Dziuba             Software Development

/s/ Barry S. Peters      Director                               July 1, 1997
Barry S. Peters